Exhibit 99.4

C-III INVESTMENTS LLC

5221 North O’Connor Blvd., Suite 600

Irving, Texas 75039

October 16, 2011

ColFin GNE Loan Funding, LLC

CDCF II GNE Holding, LLC

CFI GNE Warrant Investor, LLC

2450 Broadway, 6th Floor

Los Angeles, California 90404

- and -

Grubb & Ellis Company

Grubb & Ellis Management Services, Inc.

1551 North Tustin Avenue, Suite 300

Santa Ana, California 92705

CLOSING MECHANICS AGREEMENT

Ladies and Gentlemen:

Reference is made to each of:

(a)	Credit Agreement, dated as of April 15, 2011, as amended by Amendment No. 1 to Credit Agreement, dated as of July 22, 2011, and the Amendment (as defined below) (as further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Grubb & Ellis Management Services, Inc., as borrower (the “Borrower”), Grubb & Ellis Company, as parent guarantor (the “Parent Guarantor”), the several lenders from time to time parties thereto and ColFin GNE Loan Funding, LLC, as administrative agent (in its capacity as administrative agent, the “Administrative Agent”);

(b)	Amendment No. 2 to Credit Agreement, dated as of the date hereof (the “Amendment”), by and among the parties to the Credit Agreement, C-III Investments LLC (“C-III”), Grubb & Ellis Equity Advisors, LLC, Grubb & Ellis Healthcare REIT II Advisor, LLC and Grubb & Ellis Landauer Valuation Advisory Services, LLC, pursuant to which the amount of available Loans under the Credit Agreement was increased by $10,0000,000 to a maximum of $28,000,000;

(c)	Assignment and Assumption, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Assignment Agreement”), between C-III and ColFin GNE Loan Funding, LLC, pursuant to which ColFin GNE Loan Funding, LLC (in its capacity as a lender under the Credit Agreement, “Colony”) has agreed to assign to C-III, and C-III has agreed to purchase, certain outstanding Loans in an amount of $4,000,000, plus accrued interest (including PIK Amounts) from the April 15, 2011 through the Funding Date (as defined below);

(d)	each Warrant Assignment Agreement contemplated by Section 1(c) hereof, which shall be dated the date hereof and be substantially in the form of Exhibit A attached hereto (each, as amended, supplemented or otherwise modified from time to time, a “Warrant Assignment Agreement”), between CFI or CDCF, as applicable, and C-III;

(e)	Amendment, to be dated as of the date hereof and be substantially in the form of Exhibit B attached hereto (the “CFI Warrant Amendment”), to the Warrants to Purchase Shares of Common Stock of Grubb & Ellis Company, dated: April 15, 2011; April 30, 2011; May 31, 2011; June 30, 2011; July 31, 2011; August 31, 2011; and September 30, 2011, issued by the Parent Guarantor to CFI GNI Warrant Investor, LLC (“CFI”);

(f)	Amendment, to be dated as of the date hereof and be substantially in the form of Exhibit C attached hereto (the “CDCF Warrant Amendment”; and, together with the CFI Warrant Amendment, the “Warrant Amendments”), to the Warrants to Purchase Shares of Common Stock of Grubb & Ellis Company, dated: April 15, 2011; April 30, 2011; May 31, 2011; June 30, 2011; July 31, 2011; August 31, 2011; and September 30, 2011, issued by the Parent Guarantor to CDCF II GNE Holding, LLC (“CDCF”; and, together with CFI, the “Warrant Holders”); and

(g)	the transactions contemplated by the Amendment (the “Transactions”).

All capitalized terms used, but not defined, in this Closing Mechanics Agreement (this “Agreement”) shall have the meanings given to them in the Amendment.

This Agreement shall evidence our agreement on the order in which certain aspects of the Transaction shall occur and certain other matters, as follows:

1. On the date hereof, the following transactions shall be consummated in the order set forth below:

(a)	First, each Warrant Amendment shall be duly executed and delivered by each of the Parent Guarantor, the relevant Warrant Holder and C-III.

(b)	Second, the Registration Rights Agreement Amendment shall be executed and delivered by each of the Parent Guarantor and each Warrant Holder.

(c)	Third, each of (i) a Warrant Assignment Agreement with respect to the assignment by CFI to C-III of Closing Date Warrants for the purchase of 1,678,000 shares of common stock of the Parent Guarantor and of Additional Warrants for the purchase of 82,170 shares of common stock of the Parent Guarantor shall be executed and delivered by the parties thereto, in consideration of C-III’s agreements under the Assignment Agreement, and (ii) a Warrant Assignment Agreement with respect to the assignment by CDCF to C-III of Closing Date Warrants for the purchase of 1,678,000 shares of common stock of the Parent Guarantor and of Additional Warrants for the purchase of 82,170 shares of common stock of the Parent Guarantor shall be executed and delivered by the parties thereto, in consideration of C-III’s agreements under the Assignment Agreement. Each of CFI, CDCF and the Parent Guarantor hereby agrees to take such additional actions as may reasonably be required such that C-III and the Warrant Holders are provided with the same rights with respect to each issue of Warrants (including, without limitation, the registration rights thereunder). For purposes of this letter agreement, the term “Assigned Warrants” shall mean the Warrants described in this clause (c).

(d)	Fourth, the Parent Guarantor shall issue (i) to C-III, in the name of C-III, one or more Second Amendment Effective Date Warrants to purchase, in the aggregate, 1,864,444 shares of common stock of the Parent Guarantor and, simultaneously therewith, (ii) to CFI, in the name of CFI, one or more Second Amendment Effective Date Warrants to purchase, in the aggregate, 932,222 shares of common stock of the Parent Guarantor in accordance with the provisions of Section 2 of this letter agreement, and (iii) to CDCF, in the name of CDCF, one or more Second Amendment Effective Date Warrants to purchase, in the aggregate, 932,222 shares of common stock of the Parent Guarantor in accordance with the provisions of Section 2 of this letter agreement. The creation of the Commitment by C-III under the Credit Agreement pursuant to the Amendment and the making of the Loans thereunder (the date upon which such Loans are made, the “Funding Date”) shall constitute good and valuable consideration for such issuance and delivery of Second Amendment Effective Date Warrants (the “Issuer Warrant Payment”).

2. Notwithstanding anything to the contrary contained in any Lender Document, C-III does hereby irrevocably and unconditionally instruct the Parent Guarantor to issue and deliver the Second Amendment Date Warrants to CFI and CDCF in the manner set forth in clauses (ii) and (iii) of Section 1(d) hereof in lieu of the issuance and delivery of such Second Amendment Effective Date Warrants to C-III and (together with the issuance and delivery of the Second Amendment Effective Date Warrants to be delivered to C-III pursuant to clause (i) of Section 1(d) above) shall satisfy the condition set forth in Section 6(i) of the Amendment.

3. Notwithstanding the provisions of Sections 1 of this letter agreement, in the event that the Borrower shall not have made a borrowing under the Commitment of C-III on or prior to October 28, 2011, then, without any further action on the part of any party hereto (including, without limitation, the Borrower):

(a)	the Second Amendment Date Warrants that have been issued to each of C-III, CFI and CDCF immediately shall be rescinded, ab initio, cancelled and null and void, in which case C-III shall no longer have any obligation on account of the Issuer Warrant Payment. In the event that the Second Amendment Date Warrants shall be cancelled and null and void in accordance with this clause (a), each of C-III, CFI and CDCF shall be obligated to promptly return to the Parent Guarantor for destruction all physical Second Amendment Date Warrants previously delivered to it; and

(b)

On the Termination Date (as defined below), the transfer of Warrants pursuant to the Warrant Assignments shall be voided ab initio and C-III shall promptly (and, in any event, within three business days) execute and deliver such documents, instruments and agreements as reasonably are necessary in order to permit the assignment and transfer to CFI and CDCF respectively of the Assigned Warrants assigned and transferred by it to C-III on the Funding Date and, upon such assignment and transfer back to CFI and CDCF, C-III shall cease to have any obligation to pay to CFI and CDCF any amounts under the Assignment Agreement. Each of CFI and CDCF hereby is granted a power of attorney by C-III to execute such reasonable and customary documents, instruments of assignment or other agreements as may be required to transfer the Assigned Warrants to it, such that each of CFI, CDCF and C-III is in the same position with respect to title to the Assigned Warrants as it was in immediately prior to the assignment and transfer effected on the date hereof pursuant to Section 1(c) above. The effectiveness of such power of attorney shall require no further action on the part of C-III in the event that the Termination Date occurs. Such power of attorney shall be coupled with an interest and shall be irrevocable.

The transactions contemplated by this Section 3 shall be deemed to occur immediately upon the close of trading of the New York Stock Exchange on the date which is five business days following the termination of the Commitment of C-III (whether on account of failure of the Second Amendment Effective Date to occur or for any other reason) under the Credit Agreement (the “Termination Date”). The parties agree that they shall cause a public announcement of the termination of the Commitment promptly (and, in any event, within one business day) following such termination.

4. CFI hereby represents and warrants that the Warrants transferred and assigned by it to C-III pursuant to the Warrant Assignment Agreements to which it is a party constitute 50.0% of each issue of Closing Date Warrants held by it and 50.0% of each issue of Additional Warrants held by it. CDCF hereby represents and warrants that the Warrants transferred and assigned by it to C-III pursuant to the Warrant Assignment Agreements to which it is a party constitute 50.0% of each issue of Closing Date Warrants held by it and 50.0% of each issue of Additional Warrants held by it.

5. Each party to this Agreement hereby agrees to use best efforts to consummate the Transactions in the manner described herein.

6. This letter agreement may be amended, modified, or supplemented only by written agreement of each Party.

7. This letter agreement constitutes the full and complete agreement of the Parties with respect to the subject matter hereof. The agreements and understandings in this letter agreement shall supersede any and all conflicting or otherwise inconsistent terms under any other agreement to which a Party is party.

8. This letter agreement, and the rights and obligations of the Parties hereunder, shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without regard to the rules regarding conflict or choice of laws of such State.

9. This letter agreement may be executed in multiple counterparts each of which shall be deemed an original and all constitute one and the same instrument. The Parties agree that this letter agreement shall be legally binding upon the electronic transmission, including by facsimile or email, by each Party of a signed signature page to this letter agreement to the other Parties.

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If the foregoing accurately reflects the terms of our understanding with respect to the terms set forth above, please sign and return a copy of this letter agreement to us.

Sincerely,

C-III INVESTMENTS LLC

By:	/s/ Jeffrey P. Cohen
	Name:	Jeffrey P. Cohen
	Title:	President

Accepted, Acknowledged and Agreed as of the date first set forth above:

COLFIN GNE LOAN FUNDING, LLC			GRUBB & ELLIS COMPANY

By:	/s/ Mark M. Hedstrom		By:	/s/ Michael Rispoli
	Name:	Mark M. Hedstrom		Name:	Michael Rispoli
	Title:	Vice President		Title:	Chief Financial Officer

CDCF II GNE HOLDING, LLC			GRUBB & ELLIS MANAGEMENT SERVICES, INC.

By:	/s/ Mark M. Hedstrom		By:	/s/ Michael Rispoli
	Name:	Mark M. Hedstrom		Name:	Michael Rispoli
	Title:	Vice President		Title:	Chief Financial Officer

CFI GNE WARRANT INVESTOR, LLC

By:	/s/ Mark M. Hedstrom
	Name:	Mark M. Hedstrom
	Title:	Vice President

EXHIBIT A

[FORM OF] WARRANT ASSIGNMENT AGREEMENT

EXHIBIT B

[FORM OF] CFI WARRANT AMENDMENT

EXHIBIT C

[FORM OF] CDCF WARRANT AMENDMENT